CONSENT TO ASSIGNMENT
                                       OF
                             PARTICIPATION AGREEMENT

	RECITALS:

	1)	Summit Mutual Funds, Inc. ("Fund"), Ameritas Investment Corp.
("AIC"), Symetra Life Insurance Company ("Life Company") and Symetra Securities, Inc. ("Underwriter") entered into a Participation Agreement, effective October 1, 2006 ("Participation Agreement").

	2)	Pursuant to a change in the investment management of the Fund,
Calvert Distributors, Inc. ("CDI") has become the Distributor of the Fund, replacing AIC, effective December 12, 2008.

	3)	Section 8 of the Participation Agreement provides that the
Participation Agreement may not be assigned except with the written consent of each Party.

	IN CONSIDERATION of the above, and of the mutual promises and conditions set forth in the Participation Agreement and this Consent to Assignment, the parties agree as follows:

	1)	The Fund, AIC, Life Company and Underwriter hereby consent to the assignment of all of the rights and obligations of AIC under the Participation Agreement to CDI, and CDI accepts such assignment.

	2)	All other provisions of the Participation Agreement, as
previously amended, shall remain unchanged.

	3)	The effective date of this Consent to Assignment shall be
December 12, 2008.

The Fund, AIC, Life Company, Underwriter and CDI have caused this Consent to Assignment to be executed by the following authorized individuals for the purposes expressed herein.

Summit Mutual Funds, Inc.			Ameritas Investment Corp.

By:	____________________			By:	____________________
Print:	____________________			Print:	____________________
Title:	____________________			Title:	____________________

Symetra Life Insurance Company			Symetra Securities, Inc.

By:	____________________			By:	____________________
Print:	Linda C. Mahaffey				Print:	Linda C. Mahaffey
Title:	Vice President 				Title:	President

Calvert Distributors, Inc.

By:	____________________
Print:	____________________
Title:	____________________